BRAEMAR CONTAINER SHIPPING AND CHARTERING LTD 35 COSWAY STREET LONDON NW1 5BT Tel: 020 7535 2867 Fax: 020 7535 2601 e-mail: containers@braemarseascope.co.uk

Exhibit 23.2

May 13, 2005

Aries Maritime Transport Limited

6 Posidonos Ave.

Kallithea 176 74 Athens

Greece

Ladies and Gentlemen:

Reference is made to the Form F-l registration statement (the “Registration Statement”) relating to the initial public offering of common stock of Aries Maritime Transport Limited (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the graphical and statistical information supplied by us set forth in sections of the Registration Statement entitled “Industry”. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

•	some information in our database is derived from estimates or subjective judgments;
•	the information in the database of other maritime data collection agencies may differ from the information in our database; and

•	while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-l to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Experts”.

Very truly yours,

BRAEMAR CONTAINER SHIPPING AND CHARTERING LTD

By:	/s/ JONATHAN SOUTHAN
Name:	JONATHAN SOUTHAN
Title:	DIRECTOR